                                AGENCY.COM LTD.
                               20 EXCHANGE PLACE
                            NEW YORK, NEW YORK 10005

                                PROXY STATEMENT

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of AGENCY.COM Ltd. (the "Corporation" or the "Company") for use at the Annual Meeting of Stockholders of the Corporation to be held on June 8, 2001, and at any adjournments or postponements ("Annual Meeting"), and is being mailed on or about May 8, 2001 to stockholders entitled to notice of and to vote at the Annual Meeting.

    All valid proxies which are received will be voted, and unless otherwise specified thereon, they will be voted for the election of the two nominees for directors named under the heading "Election of Directors," and for the ratification of Arthur Andersen LLP as independent auditors of the Corporation for the year ending December 31, 2001. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted by any appropriate means, including appearing at the meeting and voting your shares in person.

    The affirmative vote of a plurality of the votes cast by the holders of the Corporation's outstanding shares of common stock ("Common Stock") at the meeting in person or by proxy is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of Common Stock at the meeting in person or by proxy is required for ratification of the selection of independent auditors. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

    The Corporation will appoint an inspector to act at the Annual Meeting, whose duties shall include determining the shares represented at the Annual Meeting and the presence (or absence) of a quorum and tabulating the votes of stockholders. The presence, by proxy or in person, of 50% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a stockholder abstains from voting on a particular proposal, or a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on such proposal (a "broker non-vote"), those shares will be counted towards the establishment of a quorum. Broker non-votes will not be considered as votes cast in favor of or against such proposal, but abstentions will be treated as no votes.

    On April 24, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 38,669,064 shares of Common Stock.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    Our Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies with its own nominees. Messrs. Rayport and DeLong are Class I directors;
Messrs. Redditt, Trush and Shannon are Class II directors, and Messrs. Suh and Wren are Class III directors, whose terms will expire at the Annual Meeting of Stockholders held in 2003, 2001, and 2002, respectively.

    At the 2001 Annual Meeting, the Stockholders will elect two Class II directors. The Board of Directors nominates incumbent Class II Directors Kyle Shannon and Kenneth Trush, each to serve a three year term until the 2004 Annual Meeting of Stockholders and until a successor is elected and qualified, or until the director's earlier resignation or removal. Class II Director Redditt is not standing for re-election to the Board.

    Information relating to the two nominees is set forth below.

CLASS II DIRECTOR NOMINEES

    KYLE SHANNON co-founded AGENCY.COM in February 1995 and has served as a director since that time and Chief People Officer since January 2000. From February 1995 until January 2000, Mr. Shannon served as Chief Creative Officer. From April 1993 to January 1995, Mr. Shannon served as Manager, Image Processing for YAR Communications, a communications agency specializing in multicultural advertising. With a B.F.A. in performance from Penn State University, Mr. Shannon pursued a professional acting and screenwriting career from 1987 to 1995. In addition, in November 1994, Mr. Shannon launched Urban Desires, one of the first online magazines for art and culture, and founded the World Wide Web Artists' Consortium, a group dedicated to exploring new media in New York City.

    KENNETH TRUSH has served as AGENCY.COM's Executive Vice President since
July 1997 and has served as a director since September 1996. Mr. Trush was appointed Executive Vice President for Corporate Development in November 1999. Mr. Trush is a member of the Corporate Development Committee of the Board. From July 1997 until November 1999, Mr. Trush served as Chief Financial Officer. From July 1997 until February 2000, Mr. Trush served as Treasurer. From
November 1984 to June 1997, Mr. Trush owned his own certified public accounting firm. Before founding his own accounting firm, Mr. Trush was a Supervisor at Ernst & Young LLP. Mr. Trush currently serves as a director on the boards of EdgeMatrix PTE. Ltd. and AVIO, Inc., companies in which AGENCY.COM has made investments.

                THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the executive officers, directors and key employees of the Company:

NAME                                        AGE      POSITION
----                                      --------   --------
Chan Suh................................     39      Chairman of the Board, Chief Executive Officer and
                                                     President
Kyle Shannon............................     35      Chief People Officer and Director
Kenneth Trush...........................     45      Executive Vice President and Director
Charles Dickson.........................     46      Executive Vice President, Treasurer and Chief
                                                     Financial Officer
Eamonn Wilmott..........................     39      Chairman, European Operations
Kevin Rowe..............................     41      President, North America
Michael Mathews.........................     39      President, Europe
James Imbriaco..........................     48      Vice President, General Counsel and Secretary
Larry Krakauer..........................     44      Chief Technology Officer
Michael Jackson.........................     36      Corporate Controller, Principal Accounting Officer
Gerald Bruce Redditt....................     50      Director
John D. Wren............................     48      Director
Jeffrey Rayport.........................     41      Director
Thomas DeLong...........................     50      Director

    CHAN SUH co-founded AGENCY.COM in February 1995 and has served as the President, Chief Executive Officer and Chairman of the Board of Directors since that time. Mr. Suh is a Class III Director. From June 1992 to January 1995,
Mr. Suh was with Time Inc., most recently as Marketing Director of Vibe Magazine, where he was involved in the conceptualization and launching of Pathfinder, Time Warner's service on the World Wide Web, and created Vibe Online, the online service for Vibe Magazine. Prior to joining Time Inc., Mr. Suh held various marketing positions at Conde Nast and NewsCorp. In addition, since February 1995, Mr. Suh has been publisher of Urban Desires, one of the first online magazines for art and culture. Mr. Suh currently serves as a director on the board of Common Ground, a not-for-profit corporation, and as a trustee of Sarah Lawrence College.

    CHARLES DICKSON has served as Executive Vice President and Chief Financial Officer since November 1999 and Treasurer since February 2000. From
December 1997 until October 1999, Mr. Dickson served as Executive Vice President and Chief Financial Officer at WinStar Communications Inc., a provider of broadband communications services to business customers. From January 1994 until November 1997, Mr. Dickson served as Chief Financial Officer at General Instrument Corporation, a broadband equipment and services provider. From
April 1984 until December 1993, Mr. Dickson served as a senior financial executive of MCI Communications Corporation, and most recently as Vice President for Finance and Administration, National Accounts.

    EAMONN WILMOTT has served as Chairman, European Operations since
August 2000. From June 1999 until August 2000, Mr. Wilmott served as President, European operations and acted as Managing Director of the London office of AGENCY.COM from May 1997 until June 1999. Prior to joining AGENCY.COM,
Mr. Wilmott served as Director of Online Magic Limited, an interactive agency that he founded in the United Kingdom in 1994, which was acquired by AGENCY.COM in July 1998. Prior to founding Online Magic, Mr. Wilmott founded, and served as President of Supernet International, one of the world's first commercial Internet service providers.

    KEVIN ROWE has served as AGENCY.COM's President of North American operations since April 1999 and has acted in this capacity since June 1998, presiding over Eagle River Interactive, an interactive agency acquired by AGENCY.COM. From December 1996 to April 1999, Mr. Rowe served as President of Eagle River Interactive. From October 1991 to September 1996, Mr. Rowe was Executive Vice President and General Manager of the Midwest Region of MCI Systemhouse Inc., a division of MCI Communications Inc. Prior to joining MCI Systemhouse, Mr. Rowe held various positions at Andersen Consulting, most recently as an Associate Partner, and Ferrin Corporation.

    MICHAEL MATHEWS has served as AGENCY.COM's President of European operations since August 2000 and served as Chief Operating Officer and Executive Vice President of AGENCY.COM's European operations from July 1999 until August 2000. Prior to joining AGENCY.COM. from September 1994 to March, 1999, Mr. Mathews served as Vice President and General Manager of CKS Group, Inc., an interactive professional services firm.

    JAMES IMBRIACO has served as AGENCY.COM's Vice President and General Counsel since November 1, 2000, and Secretary since March 21, 2001. Mr. Imbriaco served as Assistant Secretary of the Corporation from December 13, 2000 to March 2001. From December 1998 until September 2000, Mr. Imbriaco served as the Deputy General Counsel and Assistant Secretary of the Times Mirror Company and General Counsel of The Baltimore Sun Company. From 1996 through 1998, Mr. Imbriaco served as Vice President and General Counsel of Matthew Bender & Company, Inc. From 1992 through 1995, Mr. Imbriaco served as Assistant General Counsel and General Counsel, Professional Publishing of the Times Mirror Company. Prior to that time, and from October 1980, Mr. Imbriaco served in various capacities in the law department of the Times Mirror Company.

    LARRY KRAKAUER has served as Chief Technology Officer for the Company since April 1999. Prior to joining the Company, Mr. Krakauer served as the Chief Technology Officer for Quadris Consulting from July 1998 to April 1999, when Quadris was acquired by AGENCY.COM. From January 1995 to April 1999,
Mr. Krakauer served as President of Quadris Consulting, which began as a division of JYACC, Inc., a software product and information technology consulting company and became an independent company in 1998. From 1989 to 1995, Mr. Krakauer served in various capacities at JYACC, Inc., an enterprise software company.

    MICHAEL J. JACKSON has served as Corporate Controller of the Company since August 1999 and has served as Principal Accounting Officer since May 2000. From December 1988 to August 1999, Mr. Jackson worked in public accounting, planning, coordinating, staffing and budgeting audit engagements. Immediately prior to joining the Company, Mr. Jackson was an experienced manager with Arthur Andersen, LLP and throughout his career has served a variety of public and privately held clients in various industries including high-tech, publishing, apparel, manufacturing, wholesale and retail distribution and has managed several initial public offerings. Mr. Jackson served on the New York State Society Auditing Standards and Procedures Committee from 1998 to 1999 and the New York State Society's SEC Committee from 1999 to present.

    GERALD BRUCE REDDITT has served as a director of AGENCY.COM since
January 1999. Mr. Redditt is a Class II Director and is a member of the Corporate Development Committee of the Board. Since May 1998, Mr. Redditt has served as Executive Vice President of Omnicom Group Inc. From 1995 to 1998,
Mr. Redditt served as Head of Communications and Governmental Relations at Sony Pictures Entertainment. Prior to 1995, Mr. Redditt served for nine years in various capacities at GTE, a global telecommunications company, most recently as Head of Corporate Communications. Mr. Redditt also serves on the Board of Directors of Organic, Inc. Mr. Redditt was originally nominated to our Board of Directors by Communicade Inc., a subsidiary of Omnicom, pursuant to a stockholders agreement. Mr. Redditt is not standing for re-election.

    JOHN D. WREN has served as a director of AGENCY.COM since September 1996. Mr. Wren is a Class III Director. Mr. Wren has served as Chief Executive Officer of Omnicom Group, Inc. since

January 1997 and has also been President of Omnicom since September 1995. From May 1993 until June 1998, he served as Chairman and Chief Executive Officer of the Diversified Agency Services division of Omnicom. Mr. Wren was appointed to Omnicom's Board of Directors in May 1993. Mr. Wren was originally nominated to our board of directors by Communicade, Inc., pursuant to a stockholders agreement.

    JEFFREY RAYPORT has served as a director of AGENCY.COM since December 1999. Mr. Rayport is a Class I Director, and is a member of the Audit and Compensation Committees of the Board. Mr. Rayport has been an associate professor of business administration in the Service Management Unit at the Harvard Business School since September 1991. Mr. Rayport has developed a specialized course on "Managing Marketspace Service Interfaces", which focuses on electronic commerce and technology-mediated service channels. Since October of 1998, Mr. Rayport has worked at Monitor Company, most recently serving as the CEO of Marketspace, LLC, a Monitor Group Company. Mr. Rayport currently serves as director on the boards of Global Sports Interactive, Be Free, and Edu.com.

    THOMAS DELONG has served as a director of AGENCY.COM since December 1999. Mr. DeLong is a Class I Director. Mr. DeLong is a member of the Audit and Compensation committees of the Board. Mr. DeLong has been a senior lecturer and professor of management at the Harvard Business School since January 1997. From 1993 to December 1996, Mr. DeLong was the Chief Development Officer and head of Human Resources at Morgan Stanley.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    Five regular meetings of the Board of Directors were held in 2000 and additional corporate actions were taken by unanimous written consent. No director attended fewer than 75% of all the fiscal 2000 meetings of the Board and its committees on which he served after becoming a member except for Mr. Redditt.

    The Board has three committees: the Audit Committee, the Compensation Committee and the Corporate Development Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee, and instead acts as a nominating committee itself.

    The Audit Committee, which met five times during 2000, reports to the Board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee consists of Jeffrey Rayport and Thomas DeLong, both of whom are independent directors, as that term is defined in the listing standards of the National Association of Securities Dealers.

    The Compensation Committee, which met two times during 2000, consists of Messrs. DeLong and Rayport, both of whom are independent directors. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and
(e) review with the Chief Executive Officer management's recommendations with respect to compensation for any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement.

    During 2000, the Corporate Development Committee, formerly known as the Acquisition Committee, consisted of Messrs. Chan Suh, Kenneth Trush and G. Bruce Redditt. The Committee is empowered to approve acquisitions where the total purchase price to be paid is or is reasonably expected to be less than $10 million. All decisions to be made by the Committee must be approved by unanimous vote or written consent of all three members of such committee. The committee did not meet or act during 2000.

                           COMPENSATION OF DIRECTORS

    We do not currently compensate directors for attending meetings of the Board or committee meetings of the Board, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings. Each individual who is first elected or appointed as a non-employee Board member at any time after the date on which the agreement between the Company and the underwriters managing our initial public offering was executed and priced, is automatically granted, on the date of such initial election or appointment, a non-statutory option to purchase 50,000 shares of Common Stock, provided that individual has not previously been in the employ of the Company.

    A director who is an employee of the Company or one of its subsidiaries does not receive any compensation for serving as a director. At each annual meeting of stockholders, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option to purchase 15,000 shares of Common Stock, provided such individual has served as a non-employee board member for at least six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between any member of the Company's Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has such an interlocking relationship ever existed in the past.

                         REPORT OF THE AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, included in the Company's annual report on Form 10-K for that year.

    The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. At its March 27, 2000 meeting, an Audit Committee charter was adopted to govern the responsibilities and duties of the Audit Committee. This charter is attached hereto as Appendix A. The responsibilities of the Audit Committee include (a) reviewing the charter and recommending any changes to it to the board of directors, (b) reviewing the Company's financial statements and any other relevant reports or other financial information, (c) reviewing internal financial reports prepared by management and internal auditing department, (d) recommending to the board of directors the selection of the independent public accountants and approving the fees and other compensation to be paid to the independent accountants, (e) reviewing the performance of the independent accountants and approving any proposed discharge of the independent accountants, and (f) reviewing any significant difficulties encountered during the course of the audit.

    In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the annual report with management. The Audit Committee also has discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Audit Committee has also reviewed and discussed with the Company's independent auditors, Arthur Andersen LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with Arthur Andersen the auditor's independence from the Company's management and from the Company, including the matters in the written disclosures as required by Independence Standards Board, Standard No. 1 (Independence Discussing with Audit Committees). The Audit Committee also has reviewed and discussed with Arthur Andersen the auditor's independence from the Company regarding these discussions and has considered whether the non-audit services provided by Arthur Andersen affect the auditors' independence. The Audit Committee also discussed with Arthur Andersen any matters required to be discussed by the statement on Auditing Standards No. 61 ("Communication with Audit Committee"), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

    The Audit Committee has discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended subject to Shareholder approval, the selection of Arthur Andersen, LLP as the Company's independent auditors for 2001.

Jeffrey Rayport, Audit Committee Chairman
Thomas DeLong, Audit Committee Member

March 29, 2001

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

    It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Corporation, including the Chief Executive Officer, and to establish the general compensation policies for such individuals.

    GENERAL COMPENSATION POLICY. The Compensation Committee believes that the compensation programs for the Corporation's executive officers should reflect the Corporation's performance and the value created for the Corporation's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Corporation and should reward individual contribution to the Corporation's success. The Corporation is engaged in a very competitive industry, and the Corporation's success depends upon its ability not only to attract and retain qualified executives through the competitive compensation packages it offers to such individuals, but also to motivate them to achieve corporate performance objectives and increase stockholder value.

    The program is comprised of base salary, bonus compensation in the event that performance targets are met, and long-term stock option awards which are intended to align executive and stockholder interests.

    The compensation of the Chief Executive Officer and the other named executive officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the named executive officers, the Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer with respect to the other named executive officers.

    BASE SALARY. Adjustments in base salary for executive officers are considered periodically (currently every twelve months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the named executive officers, the Compensation Committee considers the executive's level of responsibility and the achievement of predetermined "key success factors," including the financial performance of the Corporation as well as the Compensation Committee's knowledge of executive compensation practices of similar Internet professional services providers. Salaries of executive officers who are not named executive officers are determined by the Chief Executive Officer.

    BONUS COMPENSATION. In addition to base salary, employees of the Corporation, including the named executive officers and the Chief Executive Officer, are eligible for cash bonuses in the event that the Corporation achieves its financial targets. Separate targets are established for North America and Europe. These cash bonuses are determined and paid on a quarterly basis and are intended to serve as an incentive to improve performance each quarter.

    LONG-TERM STOCK OPTIONS. Stock option awards are granted by the Corporation annually to a broad group of key employees. These awards are intended to align the long-term interest of the key employees and stockholders, serve as an incentive for key employees to build stockholder value, and provide a key vehicle for retaining executive officers and other key employees. The Compensation Committee takes into account certain target levels of ownership for different levels of employees. The maximum number of option shares that may be granted to any employee in a calendar year is 1,100,000 shares. In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the performance of the business unit with which the executive is associated and the performance of the executive. The per share option exercise price will not be less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the options will be exercisable as to one-third of the shares on each of the first three anniversary dates of the grant. During 2000, the Chief Executive Officer, the other named executive officers and other officers who may be considered "insiders" for purposes of Section 16 under the Securities and Exchange Act of 1934 elected to forego grants of stock options under this annual award program so that the other employees in the Corporation could participate on a larger basis in the annual award grant.

    Once the Compensation Committee has determined the basic parameters of the aggregate option grants for the year, it delegates to the Chief Executive Officer the right to make the actual awards to employees generally, in each case subject to the established parameters. However, the power delegated is limited so that only the Compensation Committee may make awards to the Chief Executive Officer, the other named executive officers and other officers who may be considered "insiders" for purposes of Section 16 under the Securities Exchange Act of 1934.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In setting the total compensation payable to the Corporation's Chief Executive Officer for the 2000 fiscal year, the Compensation Committee considered Mr. Suh's contribution to the Corporation's internal growth and his effectiveness in adapting to a rapidly changing and increasingly competitive market environment. The Committee also sought to make his compensation competitive with the compensation paid to the chief executive officers of other Internet professional services companies, while at the same time assuring that a significant percentage of compensation was tied to the Corporation's performance and stock price appreciation.

    Mr. Suh's base salary did not change during 2000 and he did not receive any options in 2000. Mr. Suh was awarded a cash bonus of $50,000 during 2000 upon the Corporation's achievement of financial performance targets.

    INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) places a limit of
$1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers during each fiscal year of the Corporation. Compensation that qualifies as "performance-based compensation" under Section 162(m) is, however, excepted from the $1 million deduction cap.

    The Corporation's 1999 Stock Option/Stock Issuance Plan provides for compensation that may qualify as "performance-based compensation" for purposes of Section 162(m). The Compensation Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and stock programs in order to qualify the compensation payments to such officers as "performance-based compensation" for purposes of Section 162(m), provided that, in the judgment of the Compensation Committee, this is consistent with the goals of motivating the executives to achieve corporate performance objectives and increase stockholder value.

    It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Corporation's performance and the interests of the Corporation's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Members of the Compensation Committee
Thomas DeLong, Chairman
Jeffrey Rayport

April 17, 2001

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended
("Section 16(a)") requires the Company's directors and certain of its officers and persons who own more than 10% of its Common Stock (collectively, "Insiders") to file reports of ownership and changes in their ownership of Common Stock with the Securities and Exchange Commission. Insiders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms required by
Section 16(a), the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table summarizes information with respect to beneficial ownership or our common stock, as of April 24, 2001, for:

    - each person known by us to own beneficially more than 5% of our common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o AGENCY.COM Ltd., 20 Exchange Place, 15th Floor, New York, New York 10005. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of April 24, 2001, but excludes shares of common stock underlying options held by any other person.

Percentage of beneficial ownership is based on 38,669,064 shares of common stock outstanding as of April 24, 2001.

                                                                 SHARES        PERCENTAGE OF
                                                              BENEFICIALLY      COMMON STOCK
NAME OF BENEFICIAL OWNER                                         OWNED       BENEFICIALLY OWNED
------------------------                                      ------------   ------------------
Chan Suh (1)................................................    5,053,982           13.1%
Kyle Shannon (2)............................................    4,294,000           11.1%
Kenneth Trush (3)...........................................    1,062,989            2.8%
Eamonn Wilmott (4)..........................................      523,967            1.4%
Kevin Rowe (5)..............................................      459,570            1.2%
Charles Dickson (6).........................................      269,500              *
Michael Mathews (7).........................................       48,017              *
Gerald Bruce Redditt (8)....................................   14,760,278           38.2%
John D. Wren (9)............................................   14,760,278           38.2%
Jeffrey Rayport (10)........................................       16,667              *
Thomas DeLong (11)..........................................       34,167              *
Omnicom Group Inc. (12).....................................   14,760,278           38.2%
All directors and executive officers as a group (13 persons)
  (13)......................................................   27,243,804           70.5%

------------------------

*   Indicates less than one percent of the common stock.

(1) Includes 148,193 shares of common stock held by the Chan Suh 1999 Grantor-Retained Annuity Trust, 64,900 shares of common stock held by Mr. Suh's wife and 250,000 shares of common stock issuable upon the exercise of stock options held by Mr. Suh that are exercisable within 60 days.

(2) Includes 110,000 shares of common stock issuable upon the exercise of stock options held by Mr. Shannon that are exercisable within 60 days, but excludes 400,000 shares held by the Shannon Family Trust, over which Mr. Shannon has neither voting nor dispositive power.

(3) Includes 30,000 shares of common stock held by the Michael J. Trush 1999 Trust, 30,000 shares held by the Daniel N. Trush 1999 Trust, 400,000 share of common stock held by the Shannon Family Trust, and 411,163 shares of common stock issuable upon the exercise of stock options held by Mr. Trush that are exercisable within 60 days.

(4) Includes 42,408 shares of common stock issuable upon the exercise of stock options held by Mr. Wilmott that are exercisable within 60 days.

(5) Includes 117,904 shares held by Mr. Rowe, 80,690 shares of which are restricted stock held by Mr. Rowe and subject to a Restricted Stock Agreement, dated April 16, 1999, by and between the Company and Mr. Rowe, and 341,666 shares of common stock issuable upon the exercise of stock options held by Mr. Rowe that are exercisable within 60 days.

(6) Includes 265,000 shares of common stock issuable upon the exercise of stock options held by Mr. Dickson that are exercisable within 60 days.

(7) Includes 47,017 shares of common stock issuable upon the exercise of stock options held by Mr. Mathews that are exercisable within 60 days.

(8) Includes 14,760,278 shares of common stock held by Communicade Investment Company of Nevada, Inc., a wholly-owned subsidiary of Communicade, which is a wholly-owned subsidiary of Omnicom. Mr. Redditt serves also as an Executive Vice President of Omnicom. In this capacity, Mr. Redditt may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Redditt is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

(9) Includes 14,760,278 shares of common stock held by Communicade Investment Company of Nevada, Inc., a wholly-owned subsidiary of Communicade, which is a wholly-owned subsidiary of Omnicom. Mr. Wren serves as a Chief Executive Officer and President of Omnicom. In this capacity, Mr. Wren may be deemed to be the beneficial owner of these shares, although he disclaims ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Wren is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

(10) Includes 13,167 shares of common stock issuable upon the exercise of stock options held by Mr. Rayport that are exercisable within 60 days.

(11) Includes 29,167 shares of common stock issuable upon the exercise of stock options held by Mr. DeLong that are exercisable within 60 days.

(12) Includes 14,760,278 shares of common stock held by Communicade Investment Company of Nevada, Inc., a wholly-owned subsidiary of Communicade, which is a wholly-owned subsidiary of Omnicom. The address of Omnicom Group Inc. is 437 Madison Avenue, New York, New York 10022.

(13) Includes 14,760,278 shares of common stock held by Communicade Investment Company of Nevada, Inc. Also includes 2,500 shares held by an executive officer's children and 138,992 shares of common stock and issuable upon the exercise of stock options that are exercisable within 60 days.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total compensation paid to our Chief Executive Officer, Chief People Officer and our four most highly compensated executive officers (collectively, the "named executive officers") during the fiscal years ended December 31, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                       ANNUALCOMPENSATION        SHARES
                                                     ----------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                           SALARY        BONUS       OPTIONS      COMPENSATION
---------------------------                          --------      --------   ------------   ------------
Chan Suh................................    2000     $155,000      $ 50,000           --        $ 3,183(1)
  Chief Executive Officer                   1999      135,000            --      350,000          3,086(1)
                                            1998       75,000            --           --            563(1)

Kyle Shannon............................    2000     $150,000      $ 31,688           --        $ 2,301(2)
  Chief People Officer                      1999      131,250            --      160,000          1,618(2)
                                            1998       75,000            --           --            563(2)

Charles Dickson.........................    2000     $250,000      $246,667           --        $    --
Chief Financial Officer                     1999       41,640(3)         --      565,000             --

Eamonn Wilmott..........................    2000     $212,819(4)   $     --           --        $    --
Chairman, Europe                            1999      150,257(4)         --       56,112             --
                                            1998      107,868(4)         --           --             --

Kevin Rowe..............................    2000     $150,624      $340,738      100,000        $ 9,150(5)
  President, North America                  1999      150,624       340,000      455,000         15,858(5)
                                            1998      250,000       320,000           --         12,685(5)

Michael Mathews.........................    2000     $207,778(6)   $ 33,499      110,000        $    --
  President, Europe                         1999      125,062            --       90,350             --

------------------------

(1) AGENCY.COM paid $563, $2,926 and $3,183 in 1998, 1999 and 2000, respectively in matching 401(k) contributions to Mr. Suh.

(2) AGENCY.COM paid $1,458, $2,301 and $2,300 in 1998, 1999 and 2000, respectively in matching 401(k) contributions to Mr. Shannon.

(3) Mr. Dickson began employment with AGENCY.COM on November 1, 1999.

(4) Mr. Wilmott's annual compensation is paid in pounds sterling (L) and was converted from pounds sterling at rates of $1.6595, $1.6148 and $1.5123 for the years ending 1998, 1999 and 2000, respectively.

(5) AGENCY.COM paid $4,655 and $5,250 in 1999 and 2000, respectively, in matching 401(k) contributions to Mr. Rowe. He also received $2,885 for unused time off in 1999. Mr. Rowe received a car allowance of $8,125 and $3,900 in 1999 and 2000, respectively. Mr. Rowe was appointed AGENCY.COM's President, North America, in April 1999. The amounts for 1998 stated above were paid to Mr. Rowe by Eagle River Interactive. He was also paid a matching 401(k) contribution of $2,000, unused time off of $2,885 and a car allowance of $7,800.

(6) Mr. Mathews annual compensation is paid in pounds sterling (L) and was converted from pounds sterling at rates of $1.6148 and $1.5123 for the years ending 1999 and 2000, respectively. Mr. Mathews started employment at AGENCY.COM in April 1999. From April 1 through June 30, 1999, Mr. Mathews was paid 44,332 U.S. dollars and for the remainder of 1999 received 50,000 UK pounds sterling.

EMPLOYMENT AGREEMENTS

    In April 1999, we entered into employment agreements with each of Messrs. Suh, Rowe, and Wilmott. In October 1999, we entered into an employment agreement with Mr. Dickson.

    Mr. Suh's employment agreement provides for an annual base salary of $155,000. If Mr. Suh's employment agreement is terminated for reasons other than for cause or if Mr. Suh should resign for good reason, he will be entitled to receive his annual base salary payable through March 31, 2004 if the date of termination occurs on or prior to March 31, 2003 or one year from the date of termination, if such termination occurs after March 31, 2003. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Suh's employment agreement has a term ending in March 2004, but will continue indefinitely until terminated on one year's notice by either party.

    Mr. Dickson's employment agreement provides for an annual base salary of $250,000, with a guaranteed annual bonus of $100,000 and a discretionary annual bonus of up to $100,000. The agreement has a term ending on October 31, 2002, but will be automatically renewed for successive three-year terms unless either party gives the other party written notice no more than nine and no less than six months before the expiration of the term. If Mr. Dickson is terminated for cause, he will be entitled to all unpaid salary compensation and a pro rata share of the guaranteed bonus through the termination date. In addition, Mr. Dickson would have the right to exercise any vested stock options, and the vesting of any unvested options will be determined in accordance with the plan under which the options were granted. If Mr. Dickson is terminated without cause, he will be entitled to severance compensation equal to his then-applicable base salary and a pro-rated guaranteed bonus for twelve months following the date of termination. In addition, Mr. Dickson would have the right to exercise any vested options in accordance with the terms of the plan under which the options were granted, and all unvested options which would have vested during the year following the date of termination would be accelerated to precede the date of termination.

    Mr. Rowe's employment agreement provides for an annual base salary of $150,000. Mr. Rowe is entitled to receive an annual bonus of $100,000. In addition, based on criteria agreed to by Mr. Rowe and the chief executive officer, Mr. Rowe will be eligible to receive an annual discretionary performance-based bonus of up to $250,000. Mr. Rowe also receives an automobile allowance of $600 per month. If Mr. Rowe's employment agreement is terminated for reasons other than for cause or if Mr. Rowe should resign for good reason, he will be entitled to receive his annual base salary payable through April 30, 2002 if the date of termination occurs on or prior to January 31, 2002 or 90 days from the date of termination, if such termination occurs after January 31, 2002. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Rowe's employment has a term ending in April 2002 but will continue indefinitely until terminated on 90 days' notice by either party.

    At the time that Mr. Rowe became an employee of the Corporation, we made a restricted stock grant to him of 80,690 shares of our Common Stock. Provided
Mr. Rowe remains in our continuous employ, 33 1/3% of the restricted shares will automatically vest on each of the first three anniversaries of the date of grant. If Mr. Rowe retires or his employment is involuntarily terminated prior to any of the first three anniversaries, the pro rata portion of the number of restricted shares that would have vested as of such termination date will vest. The Board of Directors has sole discretion to increase the number of shares that will vest on retirement or involuntary termination.

    Mr. Wilmott's employment agreement provided for an initial annual base salary of 93,050 in pounds sterling (L), which is approximately $150,000, reviewable annually. The agreement has a term ending on March 31, 2002, but will continue indefinitely until terminated on 90 days' notice by either party. If Mr. Wilmott should resign for good reason or is terminated for reasons other than for cause, all stock options, which would have vested during the term of the agreement, will automatically vest. In addition, in cases of termination other than for cause or resignation for good reason, he will be entitled to receive his annual base salary payable through March 31, 2002 if the date of termination occurs on or prior to December 31, 2001 or 90 days from the date of termination, if termination occurs after December 31, 2001.

    Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 2000 to each of the named executive officers. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                               INDIVIDUAL GRANTS
                             2000 INDIVIDUAL GRANTS

                                    PERCENT OF TOTAL                                                POTENTIAL REALIZABLE VALUE AT
                                        OPTIONS                                                        ASSUMED ANNUAL RATES OF
                                       GRANTED TO                  FAIR MARKET                                  STOCK
                       NUMBER OF    ----------------                VALUE PER                       PRICE APPRECIATION FOR OPTION
                       SECURITIES                      EXERCISE       SHARE                                     TERM
                       UNDERLYING     EMPLOYEES IN     PRICE PER     ON DATE     EXPIRATION         -----------------------------
NAME                    OPTIONS         2000(1)          SHARE      OF GRANT        DATE               5%                 10%
----                   ----------   ----------------   ---------   -----------   ----------         ---------         -----------
Kevin Rowe...........   100,000            2.0%         $15.250      $15.250      05/10/10          $959,064          $2,430,457
Michael Mathews......    10,000            0.2%         $24.766      $24.766      03/21/10          $155,752          $  394,706
                        100,000            2.0%         $ 6.313      $ 6.313      11/21/10          $397,021          $1,006,130

------------------------

(1) Includes 5,111,256 options granted under the AGENCY.COM 1999 Amended and Restated Stock Option/Stock Issuance Plan.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2000.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                    FISCAL YEAR-END           AT FISCAL YEAR-END (2)
                                  SHARES                      ---------------------------   ---------------------------
                               ACQUIRED UPON      VALUE
NAME                             EXERCISE      REALIZED (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -------------   ------------   -----------   -------------   -----------   -------------
Chan Suh.....................           --             --       150,000        200,000        $265,000       $530,000
Charles Dickson..............           --             --       265,000        300,000              --             --
Kevin Rowe...................           --             --       161,667        393,333        $388,667       $777,333
Michael Mathews..............           --             --        30,350        170,000        $ 35,333       $ 70,667
Eamonn Wilmott...............           --             --        28,704         27,408        $ 36,316       $ 72,631

------------------------

(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for the shares.

(2) Calculated based on the closing market price of Company's common stock on December 29, 2000 of $3.875 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

                            STOCK PERFORMANCE GRAPH

    The following graph sets forth the Company's total cumulative stockholder return as compared to the Nasdaq Market Index and the peer group chosen by the Company (the "Peer Group") for the period from December 9, 1999, the date of the Company's initial public offering, to December 31, 2000, the end of the Company's last fiscal year. The Peer Group is comprised of the following companies, which like the Company, are publicly-traded and providers of internet consulting services: Proxicom, Inc., Digitas, Inc., Modem Media, Inc., Razorfish, Inc., and Sapient Corp. The total stockholder return assumes $100 invested at the beginning of the period in (a) the common stock of the Company,
(b) the Nasdaq Market Index, and (c) the Peer Group of companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
           AGENCY.COM LTD., NASDAQ MARKET INDEX, AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

12/8/9912/991/002/003/004/005/006/007/008/009/0010/0011/0012/00
AGENCY.COM,
LTD.100.0067.1148.5246.0535.1227.7117.1123.4428.3731.5019.6613.827.695.10
NASDAQ STOCK MARKET
(U.S.)100.00113.76109.55130.37127.69107.4094.44111.02105.00117.41102.1593.7472.2
PEER
GROUP100.00142.17103.1186.4388.6670.8880.7786.7791.1772.3359.0745.9222.6716.00

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OMNICOM FINANCING ARRANGEMENTS

    In November 1999, we entered into a new $85.0 million credit facility with Omnicom Finance Inc., a wholly-owned subsidiary of Omnicom Group Inc., our largest stockholder. This credit facility replaced our revolving credit line and consolidated all of our previously outstanding indebtedness due to Omnicom Finance. The credit facility, which terminates on September 30, 2001, provides for a $25.0 million term loan facility, a $54.0 million revolving credit line and a real property lease credit support facility providing letters of credit and/or guarantees up to $6.0 million in the aggregate. As of December 31, 2000, we did not have any borrowings outstanding on our $54 million revolving credit line with Omnicom Finance. This credit facility bears interest at Omnicom's commercial paper rate, which on December 31, 2000 was 7.6%, plus 1.25%.

    As of December 31, 2000, Omnicom Finance has incurred obligations totaling approximately $5.0 million in connection with the issuance of a lease guaranty on our lease of our New York facility. We pay to Omnicom Finance a fee equal to 0.5% per annum of the aggregate outstanding amount of such lease guaranty obligation. The credit facility is secured by substantially all of our assets including the shares of our subsidiaries, is guaranteed by our domestic subsidiaries and prohibits us and our subsidiaries from paying dividends other than in shares of our stock. The credit facility requires compliance with a number of covenants, including restrictions on asset sales, liens, the incurrence of debt, making of loans and the repurchase, redemption or other acquisition of our stock.

REVENUE FROM OMNICOM, URBAN DESIRES AND MARKETSPACE LLC

    In 2000, we recorded revenue of approximately $1.7 million from Omnicom, our largest shareholder, for services we provided to Omnicom. In addition, in 2000, we recorded revenue of approximately $900,000 from Urban Desires, a company owned by two of our officers, for services we provided to Urban Desires. We also recorded revenue of approximately $488,000 for services we provided to Marketspace LLC. Director Rayport serves as the Chief Executive Officer of Marketspace LLC.

OMNICOM WARRANT AND REGISTRATION RIGHTS

    In November 1999, we entered into a registration rights agreement with Omnicom. Under the registration rights agreement, Omnicom and its affiliates may, on up to three occasions, require us to register for sale under the securities laws all or a portion of their shares of AGENCY.COM common stock. In addition, if at any time we propose to file a registration statement under the securities laws with respect to any class of equity securities, Omnicom and its affiliates may require us to include in the registration as many shares as it shall request, subject to reduction, based on the opinion of the managing underwriter of the offering. The registration rights do not expire, but are not assignable. We may not issue registration rights to any other person that are senior in right to those of Omnicom under the registration rights agreement without Omnicom's consent. We have agreed to bear all expenses associated with the registration of Omnicom's and its affiliates' securities, other than underwriting discounts and commissions and fees of Omnicom's counsel.

    In April 1999 and in separate transactions, we merged with Interactive Solutions Incorporated and Eagle River Interactive Inc., a wholly-owned subsidiary of Omnicom. In connection with the Interactive Solutions merger, Communicade Inc., a wholly-owned subsidiary of Omnicom and a major stockholder of Interactive Solutions, received 2,596,452 shares of our common stock and a 20-year warrant to purchase 3,071,248 shares of our common stock at an exercise price of $0.005 per share. As part of the Eagle River merger, Omnicom received 3,659,548 shares of our common stock and a 20-year warrant to purchase 4,328,752 shares of our common stock at an exercise price of $0.005 per share. In
November 1999, Omnicom transferred a portion of its warrant to purchase
1.4 million shares of AGENCY.COM common stock to a non-affiliated third party.

    In December 2000, Omnicom and Communicade transferred all of the shares of our common stock that each held, the warrants to purchase our common stock and their registration rights to Communicade Investment Company of Nevada, Inc ("CICN"), a wholly-owned subsidiary of Communicade. Specifically, Omnicom and Communicade transferred in aggregate 12,528,278 shares of our common stock to CICN. Also, Omnicom transferred its warrant to purchase 2,928,752 shares of our common stock and Communicade transferred its warrant to purchase 3,071,428 shares of our common to CICN, which then exercised part of the warrant for 2,232,000 shares of our common stock and transferred the remaining unexercised portions of the warrants to two companies that are not affiliated with Omnicom, Communicade, or their subsidiaries.

INDEBTEDNESS OF MANAGEMENT

    In November, the Company loaned Mr. Wilmott $500,000. The loan was due in December 2000 and bore an annual interest rate of 9.50%. In December, the Company loaned Messrs. Suh and Shannon $2.6 million and $800,000, respectively. In December, the Company loaned Mr. Wilmott an additional $1,000,000 and rolled the principal from the November loan into the new loan. The loans to Messrs. Suh and Shannon were due and payable December 11, 2002 and bore an annual interest rate of 8.5%. The loan to Mr. Wilmott was due and payable December 11, 2001 and bore an annual interest rate of 8.5%. To secure these loans, Messrs. Suh, Shannon, and Wilmott pledged 866,667 shares, 266,667 shares and 470,046 shares of our common stock, respectively, to the Company. In December 2000, Messrs. Suh, Shannon, and Wilmott borrowed from a third-party bank $2.9 million, $900,000 and $1.7 million, respectively. These individuals used most of the proceeds from these third-party bank loans to fully satisfy their debts owed the Company under the December 2000 Company loans. Each of the third-party bank loans are due and payable on December 31, 2002. On behalf of these individuals, the Company secured the third-party bank loans with cash in the aggregate amount of $5.5 million. In exchange for this hypothecation, Messrs. Suh, Shannon, and Wilmott indemnified the Company. As security for this indemnity, these individuals also pledged to the Company the shares of AGENCY.COM common stock that they had pledged as security for the November 2000 Company loans.

                                   PROPOSAL 2
                            RATIFICATION OF AUDITORS

    On the recommendation of the Audit Committee of the Company, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Corporation for the year ending December 31, 2001, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval of the selection of independent auditors is not required, the Board of Directors considers it desirable for the stockholders to vote upon this selection. The affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the selection of independent accountants. Abstentions will be counted as present and entitled to vote, and will have the effect of a negative vote with respect to this proposal. If the stockholders do not approve the selection of Arthur Anderson LLP as independent auditors, the Audit Committee will consider the selection of other independent accounts.

    Set forth below is information relating to the aggregate Arthur Andersen fees for professional services rendered for the fiscal year ended December 31, 2000.

AUDIT FEES

    The aggregate Arthur Andersen LLP fees for all professional services rendered in connection with the audit of our consolidated financial statements for the fiscal year ended December 31, 2000, and for the reviews of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $275,000.

ALL OTHER FEES

    The aggregate Arthur Andersen fees for professional services rendered to the Company, other than the above described Audit Fees, for the fiscal year ended December 31, 2000 were $225,000. These consisted primarily of fees for tax consulting and compliance, employee benefit issues and other advisory services, such as acquisition due diligence. The Company did not incur any Financial Information Systems Design and Implementation Fees during fiscal year 2000.

AUDITOR INDEPENDENCE

    The Audit Committee of the Board has considered whether provision of the non-audit services described above is compatible with maintaining the independence of the independent auditor and has determined that these services have not adversely affected Arthur Andersen's independence.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.

                             STOCKHOLDER PROPOSALS

    Stockholders wishing to present resolutions at the 2002 Annual Meeting of Stockholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 20 Exchange Place, New York, New York 10005,
Attention: Corporate Secretary, not less than 60 days nor more than 90 days prior to the first anniversary of the 2001 Annual Meeting which will be April 10, 2002 and March 12, 2002, respectively, in order for such proposed resolutions to be considered for inclusion in the Corporation's Notice of Meeting, Proxy Statement and proxy relating to the 2002 Annual Meeting, assuming the 2002 Annual Meeting will be held within 30 days before or after the first anniversary of the 2001 Annual Meeting.

                                 OTHER MATTERS

    The Corporation's by-laws require that there be furnished to the Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at an annual meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and, assuming the 2002 Annual Meeting will be held within 30 days before or after the first anniversary of the 2001 Annual Meeting, must be furnished to the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the 2001 Annual Meeting, which will be April 10, 2002 and March 12, 2002, respectively. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Corporation at its principal executive offices.

    In the event that the Corporation receives notice of a stockholder proposal prior to the date specified by its by-laws, then, so long as the Corporation includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to limited exceptions. The Corporation has not received notice of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice and, accordingly, if any matters properly come before the Annual Meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.

                              COST OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

    Stockholders are urged to send in their proxies without delay.

                                          JAMES IMBRIACO
                                          Secretary

New York, New York
April 30, 2001

                                    PROXY
                               AGENCY.COM LTD.
                              20 Exchange Place
                          New York, New York 10005

       This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of the designated Directors and FOR proposals 2 if no instructions to the contrary are indicated. The undersigned hereby appoints CHARLES T. DICKSON and JAMES IMBRIACO, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders on June 8, 2001 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2001.

                    (Continued and to be signed on other side)
                          v FOLD AND DETACH HERE v
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|X|  Please mark your
     votes as in this
     example using
     dark ink only.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.


1. ELECTION OF TWO DIRECTORS
   NOMINEES:
   Ken Trush and Kyle Shannon for a 3-year term.

   FOR all nominees listed except as marked to the contrary  |_|

   WITHHOLD AUTHORITY to vote for all nominees listed        |_|


(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below)


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2. RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS

             FOR                   AGAINST                  ABSTAIN

             |_|                     |_|                      |_|



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN YOUR SHARES WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS. THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND THE PROPOSALS LISTED ABOVE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                               Date:      , 2001
-----------------------------  ------------------------------       ------
  Signature (title, if any)      Signature, if held jointly

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

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